EXHIBIT 99.1

N E W S	R E L E A S E

SUBJECT:	HAVERTYS
REPORTS RESULTS FOR FIRST QUARTER 2009

ATLANTA, GEORGIA, May 6, 2009 -- HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) today reported a loss for the first quarter ended March 31, 2009. The net loss for the first quarter of 2009 was $7.3 million or $.34 per diluted common share, as compared to the first quarter 2008 net earnings of $1.0 million or $0.05 per diluted common share.

As previously reported, net sales for the first quarter of 2009 were $144.2 million, a decrease of 22.1% compared to sales of $185.3 million for the corresponding quarter in 2008. On a comparable-store basis, sales declined 22.9% for the quarter.

Total written business in 2009 for the second quarter to date is down approximately 27% versus the same period last year. The Company opened a new store in Little Rock, Arkansas on May 1st completing its strategy of strengthening its position in that market with one new location from two older stores.

Clarence H. Smith, president and chief executive officer, said, “Our focus remains on three strategic factors: adjusting costs to market conditions, managing for cash, and taking meaningful and measured steps to drive sales. We believe that these important points are the foundation to positioning Havertys for future growth and profitability.

“During the first quarter our SG&A expenses were reduced by $5.1 million or 5.9% from the fourth quarter of 2008 and $14.2 million or 14.9% versus last year’s first quarter. Staff changes resulting in decreases in compensation costs and alterations in our advertising media mix generated the largest cost reductions. We closed an under-performing store in March of this year and there are no current plans for additional closures during 2009. However, we continue to scrutinize all of our locations particularly those nearing the end of their lease terms and additional closures may result if satisfactory renewal terms can not be reached. We are leveraging our technology investment by increasing the use of internal web-meetings and video training for real-time sharing of information to adjust key aspects of our business and reduce travel expenditures.

“We completed a $6.8 million sale lease-back transaction of one store during the first quarter in spite of the difficult real estate financing market. Steady collections and continued outsourcing generated a reduction in our accounts receivable of $6.2 million during the quarter. We slowed merchandise purchases in the wake of the deteriorating demand and our inventories are $10.2 million lower than at March 31, 2008 and $4.4 million lower than at December 31, 2008. The reductions in purchases and expense cuts have lowered our payables and accrued liabilities by $12.5 million in the current quarter. Our cash is up $5.8 million from year-end and we continued to have no borrowings outstanding at the end of the first quarter.

more. . . . .

NEWS RELEASE – May 6, 2009

HAVERTY FURNITURE COMPANIES, INC.	Page 2

“Stimulating store traffic and sales are vital during this downturn as we compete for a scarce and hyper cost-conscious consumer. We offered more promotional pricing during the first quarter and our gross margins were 92 basis points lower than in the first quarter of 2008. The industry’s very weak demand has created very attractive purchasing opportunities with a number of manufacturers. We expect to highlight a number of great values at good margins to our customers in the coming months. Our sales associates offer superior customer service and combined with exciting new products at substantial values we believe that we will be a winner in the battle for our share of the consumer’s dollar.”

Havertys is a full-service home furnishings retailer with 121 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company’s website at www.havertys.com .

News releases include forward-looking statements, which are subject to risks and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the Company’s reports filed with the SEC.

The company will sponsor a conference call Thursday, May 7, 2009 at 10:00 a.m. Eastern Daylight Time to review the first quarter. Listen-only access to the call is available via the web at www.havertys.com (For Investors) and at www.streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

more. . . . .

NEWS RELEASE – May 6, 2009

HAVERTY FURNITURE COMPANIES, INC.	Page 3

Condensed Consolidated Statements of Operations (Amounts in thousands except per share data) (Unaudited)
	Three Months Ended March 31,
	2009	2008

Net sales	$144,238	$185,253
Cost of goods sold	70,475	88,818
Gross profit	73,763	96,435

Credit service charges	393	565
Gross profit and other revenue	74,156	97,000

Expenses:
Selling, general and administrative	80,879	95,037
Interest, net	176	(131)
Provision for doubtful accounts	415	328
Other income, net	(121)	(42)
Total expenses	81,349	95,192

(Loss) income before income taxes	(7,193)	1,808

Income taxes	70	776

Net (loss) income	$(7,263)	$1,032

Basic and diluted (loss) earnings per share:
Common Stock	($0.34)	$0.05
Class A Common Stock	($0.33)	$0.05

Weighted average shares - basic:
Common Stock	17,322	17,112
Class A Common Stock	4,005	4,127
Weighted average shares - assuming dilution:
Common Stock	21,327	21,443
Class A Common Stock	4,005	4,127

Cash dividends per share:
Common Stock	—	$0.0675
Class A Common Stock	—	$0.0625

more. . . . .

NEWS RELEASE – May 6, 2009

HAVERTY FURNITURE COMPANIES, INC.	Page 4

Condensed Consolidated Balance Sheets (Amounts in thousands) (Unaudited)
	March 31, 2009	December 31, 2008	March 31, 2008
Assets
Cash and cash equivalents	$9,848	$3,697	$2,195
Accounts receivable, net of allowance	18,191	24,301	49,866
Inventories, at LIFO cost	99,384	103,743	109,598
Other current assets	16,227	18,005	16,825
Total Current Assets	143,650	149,746	178,484

Accounts receivable, long-term	1,607	2,082	4,863
Property and equipment, net	188,052	197,423	206,161
Other assets	14,143	14,142	25,021

	$347,452	$363,393	$414,529

Liabilities and Stockholders' Equity
Notes payable to banks	$—	$—	$8,250
Accounts payable and accrued liabilities	60,784	71,359	73,322

Current portion of lease obligations	323	311	6,357
Total Current Liabilities	61,107	71,670	87,929

Lease obligations, less current portion	7,100	7,183	20,261
Other liabilities	41,017	39,572	29,232
Stockholders' equity	238,228	244,968	277,107

	$347,452	$363,393	$414,529

NEWS RELEASE – May 6, 2009

HAVERTY FURNITURE COMPANIES, INC.	Page 5

Condensed Consolidated Statements of Cash Flows (Amounts in thousands) (Unaudited)
Quarter Ended March 31,
2009		2008
Operating Activities
Net (loss) income	$(7,263)	$1,032
Adjustments to reconcile net (loss) income to net cash (used in)
provided by operating activities:
Depreciation and amortization	5,149	5,447
Provision for doubtful accounts	415	328
(Gain) loss on sale of property and equipment	(16)	18
Other	473	329
Changes in operating assets and liabilities	886	(6,674)
Net cash (used in) provided by operating activities	(356)	480

Investing Activities
Capital expenditures	(537)	(1,852)
Proceeds from sale-leaseback transaction	6,625	—
Proceeds from sale of property and equipment	21	197
Other investing activities	99	237
Net cash provided by (used in) investing activities	6,208	(1,418)

Financing Activities
Proceeds from borrowings under revolving credit facilities	5,800	69,075
Payments of borrowings under revolving credit facilities	(5,800)	(60,825)

Net increase in borrowings under revolving credit facilities	—	8,250
Payments on long-term debt and lease obligations	(71)	(2,066)
Treasury stock acquired	—	(1,806)
Dividends paid	—	(1,412)
Net cash (used in) provided by financing activities	(71)	2,966

Increase in cash and cash equivalents	5,781	2,028

Cash and cash equivalents at beginning of period	3,697	167

Cash and cash equivalents at end of period	$9,478	$2,195

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Contact for Information: Dennis L. Fink, EVP & CFO or Jenny Hill Parker, VP, Secretary & Treasurer 404-443-2900